Exhibit 10.1

AMENDMENT NO. 1

dated as of August 5, 2009

to

CREDIT AGREEMENT

and

SECURITY AGREEMENT

dated as of November 10, 2008

AMENDMENT NO. 1 TO CREDIT AGREEMENT

This AMENDMENT NO. 1 (this “Amendment No. 1”), dated as of August 5, 2009, to the Original Credit Agreement referenced below and the Original Security Agreement referenced below, is entered into by and among (i) KKR FINANCIAL HOLDINGS LLC, a Delaware limited liability company (“KKR Financial”), KKR TRS HOLDINGS, LTD., a Cayman Islands company (“KKR TRS LTD”), KKR FINANCIAL HOLDINGS II, LLC, a Delaware limited liability company (“KKR Holdings II”), KKR FINANCIAL HOLDINGS III, LLC, a Delaware limited liability company (“KKR Holdings III”), KKR FINANCIAL HOLDINGS, INC., a Delaware corporation (“KKR Holdings”), KKR FINANCIAL HOLDINGS, LTD., a Cayman Islands company (“KKR Holdings LTD”), and KKR FINANCIAL CLO 2009-1, LTD., a Cayman Islands company (“KKR CLO 2009-1”, and collectively with KKR Financial, KKR TRS LTD, KKR Holdings II, KKR Holdings III, KKR Holdings and KKR Holdings LTD, the “KKR Entities” and each, individually, a “KKR Entity”), as Borrowers, (ii) BANK OF AMERICA, N.A., a national banking association (together with its successors in interest, “BofA”), as Administrative Agent and a Lender, and (iii) CITICORP NORTH AMERICA INC., a Delaware corporation (together with its successors in interest, “Citicorp”), as a Lender.

RECITALS

WHEREAS, the KKR Entities (other than KKR CLO 2009-1), BofA, Citicorp, Banc of America Securities LLC and Citigroup Global Markets Inc. entered into that certain Credit Agreement dated as of November 10, 2008 (the “Original Credit Agreement”, and as amended by this Amendment No. 1 and as the same may be further amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Credit Agreement”);

WHEREAS, the KKR Entities (other than KKR CLO 2009-1) and BofA, as Administrative Agent on behalf of itself and the other Lenders, entered into that certain Security Agreement dated as of November 17, 2008 (the “Original Security Agreement”, and as amended by this Amendment No. 1 and as the same may be further amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Security Agreement”);

WHEREAS, the parties hereto wish to amend the Original Credit Agreement and the Original Security Agreement with respect to certain matters set forth herein;

WHEREAS, pursuant to Section 10.01 thereof, no amendment or waiver of any provision of the Original Credit Agreement or any other Loan Document, and no consent to any departure by any Borrower therefrom, shall be effective unless in writing signed by the Required Lenders and the applicable Borrower, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent may have the effects set forth in the first proviso to Section 10.01 of the Original Credit Agreement without the written consent of each Lender or each affected Lender, as applicable; and provided, further, that no such amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under the Original Credit Agreement or any other Loan Document;

WHEREAS, BofA is, as of the date hereof, the Administrative Agent under the Original Credit Agreement;

WHEREAS, BofA and Citicorp constitute, as of the date hereof, all of the Lenders under the Original Credit Agreement; and

WHEREAS, the KKR Entities (excluding KKR CLO 2009-1) constitute, as of the date hereof, all of the Borrowers under the Original Credit Agreement, and KKR CLO 2009-1 shall become a Borrower under the Credit Agreement upon the effectiveness of this Amendment No. 1;

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties agree as follows:

Section 1                                            Defined Terms.  Except as otherwise specified herein or as the context may otherwise require, capitalized terms used but not otherwise defined in this Amendment No. 1 (including in the recitals hereto) have the respective meanings set forth in the Original Credit Agreement.

Section 2                                            Effectiveness of this Amendment No. 1.  This Amendment No. 1 will be effective as of the date hereof (the “Effective Date”).

Section 3                                            Amendments.  From and after the Effective Date, the Original Credit Agreement and the Security Agreement shall be amended as follows:

(a)           The words “KKR Financial CLO 2009-1, Ltd.,” are added to the introductory paragraph of the Original Credit Agreement after the words “and collectively with” and before the words “KKR Financial, KKR TRS LTD.”

(b)           The following definitions shall be added to Section 1.01 of the Original Credit Agreement in alphabetical order relative to the other words, terms and phrases defined therein:

(i)                                    “Additional Financial Assets” has the meaning specified in Section 6.13.

(ii)                                 “Amendment Effective Date” means the “Effective Date” under (and as defined in) Amendment No. 1.

(iii)                              “Amendment Effective Date Collateral” means all assets described on Schedule I to Amendment No. 1.

(iv)                             “Amendment No. 1” means Amendment No. 1 dated as of August 5, 2009 to this Agreement

(v)                                “Cash Equivalents” means Investments that, as of any date of determination, are short-term highly liquid investments that (i) are (or, without regard to any applicable rating requirements, are in the nature of) Permitted Investments, (ii) are readily convertible into cash, and (iii) have an original maturity of three months or less.

(vi)                             “CLO Entity” means any of the following:  (a) KKR Financial CLO 2005-1, Ltd., a Cayman Islands company, (b) KKR Financial CLO 2005-2, Ltd., a Cayman Islands company, (c) KKR Financial CLO 2006-1, Ltd., a Cayman Islands company, (d) KKR Financial CLO 2007-1, Ltd., a Cayman Islands company, (e) KKR Financial CLO 2007-A, Ltd., a Cayman Islands company and (f) KKR CLO 2009-1.

(vii)                          “KKR CLO 2009-1” means KKR Financial CLO 2009-1, Ltd., a Cayman Islands company.

(viii)                      “KKR Revolving Credit Agreement” means that certain Revolving Credit Agreement dated November 10, 2008, by and between the lenders identified therein, including KKR Financial Advisors LLC and Kohlberg Kravis Roberts & Co. (Fixed Income) LLC, and the borrowers identified therein, including the Borrowers (other than KKR CLO 2009-1).

(ix)                              “Qualified Institutional Buyer” means a “qualified institutional buyer” as defined in Rule 144A under the Securities Act of 1933, as amended.

(x)                                 “Reporting Date” means the third Business Day of each calendar week.

(xi)                              “Commitment Step-Down Date” means each of the Initial Commitment Step-Down Date, the Second Commitment Step-Down Date, the Third Commitment Step-Down Date, the Fourth Commitment Step-Down Date and the Commitment Adjustment Date.

(xii)                           “Initial Commitment Step-Down Date” means the date of Amendment No. 1.

(xiii)                        “Second Commitment Step-Down Date” means September 30, 2009 or, if such day is not a Business Day, the next succeeding Business Day.

(xiv)        “Third Commitment Step-Down Date” means December 31, 2009 or, if such day is not a Business Day, the next succeeding Business Day.

(xv)         “Fourth Commitment Step-Down Date” means March 31, 2010 or, if such day is not a Business Day, the next succeeding Business Day.

(xvi)        “Securities Account” has the meaning specified in the Uniform Commercial Code of the relevant jurisdiction.

(xvii)       “Subordination and Standstill Agreement” means an intercreditor, subordination, subordination and standstill or similar agreement executed by and between the Lenders (or the Administrative Agent on their behalf) and the other holder(s) of Liens on the Collateral, providing, at a minimum, that all such Liens on the Collateral are subordinate in their entirety to the Lien of the Security Agreement, that such other holder(s) will not exercise any rights against the Collateral or the obligors thereunder for a period reasonably acceptable to the Lenders following payment in full of the Obligations, that such other holder(s) waive all rights in a bankruptcy or insolvency of any related party, together with other customary provisions reasonably requested by the Lenders.

(c)           The definitions of “Adjusted Commitment”, “KKR Structured Finance Transaction” and “KKR Structured Finance Vehicle” in Section 1.01 of the Original Credit Agreement shall be deleted in their entirety without replacement.

(d)           The definition of “Audited Financial Statements” shall be amended by deleting “2007” and replacing it with “2008.”

(e)           The definition of “Commitment” in Section 1.01 of the Original Credit Agreement shall be deleted in its entirety and replaced with the following:

““Commitment” means, as to each Lender, its obligation to make Loans to the Borrowers pursuant to Section 2.01, in an aggregate principal amount at any one time outstanding (expressed in Dollars) not to exceed:  (1) with respect to each Initial Lender, (a) prior to the Initial Commitment Step-Down Date, an amount equal to $150,000,000, (b) on and after the Initial Commitment Step-Down Date and prior to the Second Commitment Step-Down Date, an amount equal to $100,000,000, (c) on and after the Second Commitment Step-Down Date and prior to the Third Commitment Step-Down Date, an amount equal to the lesser of (i) the product of (A) such Lender’s Applicable Percentage immediately prior to the Second Commitment Step-Down Date, multiplied by (B) $187,500,000, and (ii) such Lender’s Commitment immediately prior to the Second Commitment Step-Down Date, (d) on and after the Third Commitment Step-Down Date and prior to the Fourth Commitment Step-Down Date, an amount equal to the lesser of (i) the product of (A) such Lender’s Applicable Percentage immediately prior to the Third Commitment Step-Down Date, multiplied by (B) $175,000,000, and (ii) such Lender’s Commitment immediately prior to the Third Commitment Step-Down Date, (e) on and after the Fourth Commitment Step-Down Date and prior to the Commitment Adjustment Date, the lesser of (i) the product of (A) such Lender’s Applicable Percentage immediately prior to the Fourth Commitment Step-Down Date, multiplied by (B) $162,500,000, and (ii) such Lender’s Commitment immediately prior to the Fourth Commitment Step-Down Date, and (f) on and after the Commitment Adjustment Date, an amount equal to the lesser of (i) the product of (A) such Lender’s Applicable Percentage immediately prior to the Commitment Adjustment Date, multiplied by (B) $150,000,000 and (ii) such Lender’s Commitment immediately prior to the Commitment Adjustment Date; and (2) with respect to each other Lender, an amount set forth in the Assignment and Assumption pursuant to which such Lender becomes a party hereto; provided that each such amount set forth in clauses (1) and (2), respectively, of this definition shall be adjusted from time to time in accordance with this Agreement including in connection with a termination or reduction contemplated by Section 2.05 or a transfer or assignment contemplated by Section 10.06.”

(f)            The definition of “Commitment Adjustment Date” in Section 1.01 of the Original Credit Agreement shall be deleted in its entirety and replaced with the following:

““Commitment Adjustment Date” means June 30, 2010 or, if such date is not a Business Day, the next succeeding Business Day.”

(g)           The definition of “Commitment Excess” in Section 1.01 of the Original Credit Agreement shall be deleted in its entirety and replaced with the following:

““Commitment Excess” means, with respect to each Initial Lender, as of any date of determination, an amount equal to the excess (if any) of (a) the Outstanding Amount of such Initial Lender’s Loans as of such date of determination, over (b) such Initial Lender’s Commitment as of such date of determination after giving effect to any reduction therein pursuant to the definition of “Commitment.”

(h)           The definition of “Control Agreement” in Section 1.01 of the Original Credit Agreement shall be deleted in its entirety and replaced with the following:

““Control Agreement” means, with respect to (i) each Pledged Account that constitutes a Deposit Account, a deposit account control agreement which complies with Article IX of the Uniform Commercial Code as in effect in the relevant jurisdiction, and (ii) each Pledged Account that constitutes a Securities Account, a securities account control agreement which complies with Article VIII of the Uniform Commercial Code as in effect in the relevant jurisdiction, in each case entered into by the bank at which such Pledged Account is located, each Borrower with respect to such Pledged Account and the Administrative Agent on behalf of itself and the Lenders, in form and substance reasonably acceptable to the Administrative Agent.”

(i)            The definition of “Fee Letter” in Section 1.01 of the Original Credit Agreement shall be deleted in its entirety and replaced with the following:

““Fee Letter” means, together, (i) the letter agreement, dated November 10, 2008, between KKR Financial, the Administrative Agent and the Arrangers, and (ii) the letter agreement, dated August 5, 2009, between KKR Financial, the Administrative Agent and the Arrangers.”

(j)            The definition of “Financing SPE” in Section 1.01 of the Original Credit Agreement shall be amended to add the following at the end of such definition:

“It is understood and agreed that KKR CLO 2009-1 is a Financing SPE for purposes of this Agreement.”

(k)           The definition of “KKR Financial Form 10-K” in Section 1.01 of the Original Credit Agreement shall be deleted in its entirety and replaced with the following:

““KKR Financial Form 10-K” means KKR Financial’s Annual Report on Form 10-K filed with the SEC on March 2, 2009, as amended prior to the date of Amendment No.1.”

(l)            The definition of “Maturity Date” in Section 1.01 of the Original Credit Agreement shall be deleted in its entirety and replaced with the following:

““Maturity Date” means November 10, 2011, and, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.”

(m)          The definition of “Non-U.S. Borrower” in Section 1.01 of the Original Credit Agreement shall be deleted in its entirety and replaced with the following:

““Non-U.S. Borrower” means any of KKR TRS LTD, KKR Holdings LTD or KKR CLO 2009-1.”

(n)           The definition of “Pledged Accounts” shall be deleted in its entirety and replaced with the following:

““Pledged Accounts” means all operating Deposit Accounts and Securities Accounts owned by or on behalf of any Borrower or any Subsidiary (excluding any such Securities Account that will be closed within 30 days of the Amendment Effective Date, provided that all funds deposited therein are transferred to a Pledged Account within one Business Day of such deposit), which accounts in existence as of the Closing Date and as of the Amendment Effective Date are identified on Schedule II hereto.”

(o)           The definition of “Specified Financial Assets” in Section 1.01 of the Original Credit Agreement shall be amended by (i) deleting “or” at the end of clause (j); (ii) replacing “.” with “; or” at the end of clause (k), and (iii) adding the following after clause (k):

“(l)          the Amendment Effective Date Collateral and the Additional Financial Assets.”

(p)           The definition of “Subsidiary” in Section 1.01 of the Original Credit Agreement shall be deleted in its entirety and replaced with the following:

““Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person; provided that each Non-U.S. Borrower shall be considered a Subsidiary of KKR Financial so long as KKR Financial owns (directly or indirectly through other Subsidiaries) a majority of the preferred shares of such Non-U.S. Borrower; and provided further that none of the CLO Entities (other than KKR CLO 2009-1) shall be considered a Subsidiary of any Borrower for so long as any Person other than KKR Financial or a Subsidiary or any affiliate thereof holds any Indebtedness of such CLO Entity.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of KKR Financial.”

(q)           The first sentence of Section 2.01 is deleted in its entirety and replaced with the following:

“Subject to the terms and conditions set forth herein, each Lender severally agrees to make Loans in any Approved Currency to the Borrowers from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided that only Fixed Period Eurodollar Loans may be denominated in an Alternate Currency; and provided, further, that immediately after giving effect to any Loan, (i) there does not exist a Borrowing Base Deficiency greater than zero, and (ii) the aggregate Outstanding Amount of the Loans of any Lender does not exceed such Lender’s Commitment.”

(r)            Section 2.04(b) of the Original Credit Agreement is deleted in its entirety and replaced with the following:

“(b)         [Reserved]”

(s)           Section 2.04(c) of the Original Credit Agreement is deleted in its entirety and replaced with the following:

“(c)         If for any reason, at any time, there exists a Borrowing Base Deficiency greater than zero, then the Borrowers shall immediately prepay the applicable Loans in an aggregate amount equal to such Borrowing Base Deficiency.”

(t)            Section 2.06(b) of the Original Credit Agreement is deleted in its entirety and replaced with the following:

“(b)         On each Commitment Step-Down Date, the Borrowers shall repay to each Initial Lender the principal amount of the Commitment Excess then in effect for such Initial Lender on such date.”

(u)           Section 5.23 of the Original Credit Agreement is deleted in its entirety and replaced with the following:

“5.23      Pledged Accounts.  The accounts identified on Schedule II hereto constitute all of the Pledged Accounts in existence on the Closing Date and on the Amendment Effective Date, and such Pledged Accounts constitute Collateral and are subject to the Lien of the Security Agreement.”

(v)           The following Sections 5.24 and 5.25, respectively, shall be added at the end of Article V of the Original Credit Agreement:

“5.24.  Amendment Effective Date Collateral.  The Amendment Effective Date Collateral constitutes any and all loans, bonds, instruments, securities, and financial assets (excluding cash and Cash Equivalents that have been deposited into a Pledged Account) directly or indirectly, legally or beneficially owned by or held for the benefit of one or more Borrowers or their respective Subsidiaries as of the Amendment Effective Date, and such Amendment Effective Date Collateral is subject to the Lien of the Security Agreement.  For purposes of the foregoing, the assets described on Schedule 5.24 (collectively, the “SCF Assets”) are not legally or beneficially owned by or held for the benefit of any Borrower or Subsidiary and therefore are not part of the Amendment Effective Date Collateral (notwithstanding the fact that the transfer of such assets has not yet been settled unless the physical transfer of such assets has not occurred within 60 days of the date of Amendment No. 1).

5.25.  KKR CLO 2009-1.  All Indebtedness of and Equity Interests in KKR CLO 2009-1 are beneficially owned and, except to the extent they constitute Collateral, legally owned and controlled by one or more Borrowers and/or consolidated Subsidiaries thereof.  Any and all Liens on and Indebtedness secured by any Collateral owned, held or controlled by, or constituting collateral pledged by, KKR CLO 2009-1 are and shall remain subject and subordinate to the Lien of the Security Agreement with respect to such Collateral, and the holder(s) of any such liens or indebtedness have agreed, pursuant to a market subordination and standstill or similar agreement, to subordination and standstill provisions reasonably acceptable to the Lenders including, at a minimum, that such holder(s) shall not exercise any rights with respect to such Collateral or otherwise until 90 days after payment in full of the Obligations and that such liens would not adversely affect the security interest and Lien of the Lenders in such Collateral or interfere with any claim of the Lenders with respect to such Collateral, including in the event of the bankruptcy or insolvency of any party.”

(w)          Sections 6.02(d) and (e) of the Original Credit Agreement shall be amended to delete the words “on a weekly basis” in each place where such words appear and to substitute therefor the words “on each Reporting Date” in each such place.

(x)            Section 6.02(f) of the Original Credit Agreement shall be deleted in its entirety and replaced with the following:

“(f)          [Reserved]”

(y)           Section 6.12(a) of the Original Credit Agreement is deleted in its entirety and replaced with the following:

“              (a) Prior to the Commitment Adjustment Date, deposit or cause to be deposited into a Pledged Account that constitutes Collateral and is subject to the Lien of the Security Agreement, all of the following: (i) all funds received with respect to the ownership and operation of the business of any Borrower and/or any Subsidiary or any other operating cash flow, and all payments on and proceeds of the Collateral, in each case in the possession of, held on behalf of or under the control of, any Borrower and/or any Subsidiary; and (ii) all Sales Proceeds.”

(z)            Section 6.12(c) of the Original Credit Agreement shall be amended (i) to delete the words “Within 45 days of the date of this Agreement” and to substitute therefor the words “Within 30 days of the Amendment Effective Date “ and (ii) to delete the words “on such date and on the Closing Date” and to substitute therefor the words “on such date, on the Closing Date and on the Amendment Effective Date”.

(aa)         Section 6.13 of the Original Credit Agreement is deleted in its entirety and replaced with the following:

“6.13      Additional Collateral.

(a)           Promptly following (or, in the case of Amendment Effective Date Collateral, by) the later of (i) the Amendment Effective Date and (ii) the date of the acquisition or transfer thereof, grant a first priority perfected security interest to the Administrative Agent in the following, as additional Collateral subject to the Lien created by the Security Documents, and execute and deliver any documents reasonably requested by the Administrative Agent and the Collateral Agent in connection therewith: (y) any and all loans, bonds, instruments, securities, and financial assets (excluding cash and Cash Equivalents that have been deposited into a Pledged Account) directly or indirectly acquired by or otherwise transferred to or for the benefit of one or more Borrowers or their respective Subsidiaries following the Amendment Effective Date (any such loans, bonds, instruments or securities, other than the foregoing cash and Cash Equivalents, being “Additional Financial Assets”); and (z) the Amendment Effective Date Collateral.  Promptly following (and in any event within 30 days of) such grant, take all actions necessary on its part to otherwise deliver possession, record ownership and control of such Collateral to the Administrative Agent (or the Collateral Agent on its behalf) to the extent required by, and in accordance with the provisions of, the Security Documents and the Collateral Agreement, provided, that, for the avoidance of doubt, the Liens on such

Collateral are required to constitute fully perfected first priority Liens in favor of the Administrative Agent in accordance with, and on the date required under, the preceding sentence.

(b)           With respect to any Collateral (including the Amendment Effective Date Collateral and the Additional Financial Assets) acquired after the Closing Date that is required to be subject to the Lien created by any of the Security Documents but is not so subject, promptly (and in any event within 20 days after the acquisition thereof or, with respect to the Amendment Effective Date Collateral, on or prior to the Amendment Effective Date) (i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments or supplements to the relevant Security Documents or such other documents as the Administrative Agent or the Collateral Agent shall deem necessary or advisable to grant to the Collateral Agent, for its benefit and for the benefit of the Secured Party, a Lien on such property which is not otherwise subject to any equal or prior security interest, lien or encumbrance other than liens in favor of the Administrative Agent for the benefit of the Lenders, and (ii) take all actions necessary to cause such Lien to be duly perfected to the extent required by such Security Document in accordance with all applicable law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent.  Borrower shall otherwise take such actions and execute and/or deliver to the Collateral Agent such documents as the Administrative Agent or the Collateral Agent shall require to confirm the validity, perfection and priority of the Lien of the Security Documents on such after-acquired properties.”

(bb)        The following Section 6.14 shall be added at the end of Article VI of the Original Credit Agreement:

“6.14      KKR CLO 2009-1.  With respect to any Indebtedness of KKR CLO 2009-1 owned, held or controlled by any Borrower or Subsidiary (such Borrower or Subsidiary, for purposes of this Section 6.14, the “Debt Holder”), which Indebtedness is purportedly covered by a Subordination and Standstill Agreement entered into on behalf of the Debt Holder by a trustee, agent or other representative, comply or cause the Debt Holder to comply, as applicable, with such Subordination and Standstill Agreement as if such Debt Holder was a direct signatory thereof.”

(cc)         Section 7.01(a) of the Original Credit Agreement is deleted in its entirety and replaced with the following:

“(a)         as to Collateral only, (i) Liens created pursuant to any Loan Document, (ii) Permitted Encumbrances (only with respect to clauses (a) and (e) of the definition thereof) and (iii) Liens securing Secured Indebtedness permitted under Section 7.03(k), in each case which are subordinate to the Lien of the Administrative Agent on such Collateral and, in the case of Liens described in clause (iii) of this Section 7.01(a) and/or in Section 7.01(b)(iii), which are subject to a Subordination and Standstill Agreement reasonably acceptable to the Administrative Agent;”.

(dd)        Section 7.01(b)(iii) of the Original Credit Agreement is deleted in its entirety and replaced with the following:

“              (iii)                               Liens existing on the date hereof (or, in the case of KKR CLO 2009-1, on the Amendment Effective Date) and listed on Schedule 7.01, and any renewals or extensions thereof, provided that (A) the property or asset covered thereby is not changed, (B) the amount secured or benefited thereby is not increased except as contemplated by Section 7.03(b) (C) the direct or any contingent obligor with respect thereto is not changed, (D) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(b), and (E) any related intercreditor, subordination and standstill or similar agreement is not changed without the prior consent of the Administrative Agent;”

(ee)         Sections 7.02(c), 7.02(f) and 7.03(c) of the Original Credit Agreement are each amended to delete the phrase “, subject to Section 7.15”.

(ff)          Sections 7.03(a) and 7.03(b) of the Original Credit Agreement are deleted in their entirety and replaced with the following:

“                                          (a)                                  Indebtedness created pursuant to the Loan Documents;

(b)           Indebtedness outstanding on the date hereof (or, in the case of KKR CLO 2009-1, on the Amendment Effective Date) listed on Schedule 7.03, and any refinancings, refundings, renewals or extensions thereof; provided that (i) the terms and conditions of such extensions, renewals or refinancings of such Indebtedness do not, in the Administrative Agent’s reasonable judgment, materially impair the prospects of repayment of the Obligations by the Borrowers or impair any Borrower’s creditworthiness, (ii) such extensions, renewals or refinancings of such Indebtedness do not result in an increase in the principal amount of such Indebtedness so extended, renewed or refinanced or add any Borrower as liable with respect thereto if such Borrower was not liable with respect to the original Indebtedness, and (iii) the holders of such Indebtedness are subject to a Subordination and Standstill Agreement reasonably acceptable to the Administrative Agent and the provisions thereof are not changed without the prior consent of the Administrative Agent;”

(gg)        Section 7.03(k) of the Original Credit Agreement is deleted in its entirety and replaced with the following:

“(k)         Secured Indebtedness having (i) no scheduled principal payments due thereon prior to maturity and (ii) a maturity no earlier than 90 days following the Maturity Date; provided any Lien on Collateral securing such Secured Indebtedness is subordinate to the Lien of the Administrative Agent on such Collateral and is subject to a Subordination and Standstill Agreement reasonably acceptable to the Administrative Agent;”.

(hh)        Section 7.03 of the Original Credit Agreement is further amended to add “; and” at the end of clause (l) and to add the following new clause (m) immediately after clause (l):

“(m)        Indebtedness under the KKR Revolving Credit Agreement.”

(ii)           Section 7.03 of the Original Credit Agreement is further amended to add the following at the end of such Section:

“Notwithstanding the foregoing, in no event shall any Borrower Guarantee the Indebtedness of any CLO Entity.”

(jj)           Section 7.05(e) of the Original Credit Agreement is deleted in its entirety and replaced with the following:

“(e)         Dispositions of property by a Subsidiary to a Borrower or to a consolidated Subsidiary including, but not limited to, any Disposition by KKR CLO 2009-1 to KKR Financial or to a consolidated Subsidiary thereof.”

(kk)         Section 7.06(a) of the Original Credit Agreement is deleted in its entirety and replaced with the following:

“(a)         so long as (i) no event constituting a Default under Sections 8.01(a), 8.01(f) or 8.01(h) shall have occurred and be continuing, and (ii) no Event of Default shall have occurred and be continuing, in each case, at the time of or would result therefrom, KKR Financial may, subject to Section 7.09(c), (A) declare and make Restricted Payments in cash to any Person that owns an Equity Interest in KKR Financial, and (B) declare and make Restricted Payments in cash to any Person that owns, and in order to effect a repurchase of, notes convertible into Equity Interests of KKR Financial or any Trust Preferred Indebtedness, provided that such Restricted Payment under this sub-clause (B) (excluding ratable distributions made to the holders of such convertible notes or Trust Preferred Indebtedness constituting scheduled payments made in accordance with the terms of the related governing documents) may not be made unless (x) after giving effect thereto, the aggregate amount of all such Restricted Payments made since the Amendment Effective Date would not exceed $50,000,000, and (y) no Borrowing Base Deficiency exists;”.

(ll)           Section 7.07 of the Original Credit Agreement is amended to add the words “and sales permitted by Section 9.10” at the end of clause (d) thereof.

(mm)       The reference to “$1,000,000,000” in Section 7.09(a) of the Original Credit Agreement is hereby deleted and replaced with “$700,000,000”.

(nn)         Section 7.08 of the Original Credit Agreement is amended to add the following words at the end of clause (D) thereof, before the words “, and”: “; provided, that such Indebtedness does not restrict the ability of any Borrower to grant a first Lien on any Collateral pursuant to the Security Agreement.”

(oo)         Section 7.09(c) of the Original Credit Agreement is deleted in its entirety and replaced with the following:

“(c)         Dividends.  Make any distributions to their respective shareholders (other any such shareholder that is itself a Borrower or a Subsidiary) in respect of any taxable year in an aggregate amount (as to all such shareholders) in excess of 50% of KKR Financial’s estimated taxable income in respect of such taxable year as reasonably determined by KKR Financial (determined without regard to gains and losses recognized on the disposition of investments, which are generally determined on a partner-by-partner basis with reference to each partner’s tax basis in their partnership interest); provided, that no such distributions shall be made unless, before and after giving effect thereto, no Borrowing Base Deficiency exists or would exist; and provided, further, that notwithstanding the limitation on distributions (and in addition to the amount of permitted distributions) set forth above in this Section 7.09(c), any Borrower or Subsidiary that is a real estate investment trust for tax purposes may make distributions to the preferred shareholders of such real estate investment trust in respect of any taxable year in an amount that is not in excess of an amount equal to the lesser of (A) the amount necessary to be distributed by such real estate investment trust in order to maintain its status as a real estate investment trust for tax purposes, and (B) $50,000;”

(pp)        Section 7.15 of the Original Credit Agreement is deleted in its entirety and replaced with the following:

“7.15      KKR CLO 2009-1.  Permit KKR CLO 2009-1 to issue or otherwise incur Indebtedness or issue Equity Interests to any Person other than KKR Financial or its consolidated Subsidiaries; or effect a Disposition of any Indebtedness of, or Equity Interests in, KKR CLO 2009-1 to any Person other than KKR Financial or its consolidated Subsidiaries; take or fail to take any action that would breach, violate, conflict with, or contravene any Subordination and Standstill Agreement governing or relating to KKR CLO 2009-1 and the Collateral held, owned or controlled thereby; or file or commence (or cause any Person to file or commence) any claim with respect to, or commence (or cause any Person to commence) any proceeding relating to, the involuntary bankruptcy, insolvency, receivership, liquidation, reorganization or similar proceeding of KKR CLO 2009-1.”

(qq)        Section 8.01(b) of the Original Credit Agreement is deleted in its entirety and replaced with the following:

“                                          (b)                                 Specific Covenants.  Any Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.03 (Notices), 6.05(a) (Preservation of Existence), or 6.11 (Use of Proceeds) or Article VII (Negative Covenants). Any Borrower fails to perform or observe any covenant contained in Section 6.02 (Certificates; Other Information) (other than the proviso in the first sentence of the penultimate paragraph thereof), Section 6.13 (Additional Collateral), and Section 6.14 (KKR CLO 2009-1) and such failure continues for five (5) Business Days after notice thereof from the Administrative Agent; or”

(rr)          Section 9.10(b) of the Original Credit Agreement shall be deleted in its entirety and the following substituted therefor:

“                                          (b)                                 The Borrowers at any time may effect a sale or exchange of any Specified Financial Asset constituting Collateral and, as contemplated by Section 9.10(a), obtain a release of any Lien thereon granted to or held by the Administrative Agent under any Loan Document; provided, that (i) the Borrowers shall deposit any Sales Proceeds received in connection with the sale or exchange of such Specified Financial Asset into a Pledged Account that constitutes Collateral, (ii) the Borrowing Base Deficiency would be zero after giving effect to the subject sale or exchange, and (iii) the conditions set forth in Section 2.3(a) of the Security Agreement are satisfied in connection with such release; and provided, further, that, notwithstanding anything herein to the contrary, the Borrowers may at any time surrender notes or other securities of a CLO Entity, or exchange any such notes or securities for other notes or securities, or cancel any convertible notes or Trust Preferred Indebtedness of any Borrower or Subsidiary thereof that have been repurchased by a Borrower or any such Subsidiary, and obtain a release of the Administrative Agent’s Lien on the notes or securities so disposed of or cancelled, if (x) the conditions set forth in Section 2.3(a) of the Security Agreement are satisfied in connection with such release and (y) the Borrowing Base Deficiency would be zero after giving effect to such surrender, exchange or cancellation; and provided, further, that references to “exchange” in this Section 9.10(b) shall mean an exchange effected in connection with a convertible notes exchange offer, conversion privilege, reorganization, recapitalization, tender offer, exchange offer or similar right reasonably acceptable to the Administrative Agent, represented by a Specified Financial Asset in accordance with the terms thereof.

(ss)         Clause (B) of Section 10.06(a) of the Original Credit Agreement is deleted in its entirety and replace with the following:

“(B) in any event, only if the assignee, participant or pledgee is a Qualified Purchaser and a Qualified Institutional Buyer; provided that (in the absence of actual knowledge to the contrary) no existing Lender takes any responsibility for determining whether any assignee, participant or pledgee is a Qualified Purchaser or a Qualified Institutional Buyer other than to obtain a certification therefrom to that effect or to have a reasonable belief that such assignee, participant or pledgee is a Qualified Purchaser or a Qualified Institutional Buyer, as applicable.”

(tt)          Section 10.06(h) of the Original Credit Agreement is deleted in its entirety and replace with the following:

“                                          (h)                                 Each Initial Lender hereby represents that, as of the date of this Agreement, it is a Qualified Purchaser and a Qualified Institutional Buyer.”

(uu)        Section 10.20 of the Original Credit Agreement is amended to add the following at the end of such Section:

“In the event there is more than one Pledged Account, such excess shall be allocated among the Pledged Accounts in accordance with the written instructions of KKR Financial.”

(vv)        Schedule II of the Original Credit Agreement is hereby amended to reflect the addition of the information set forth on Exhibit 3A attached hereto.

(ww)       The reference to “3.0%” in the definition of “Applicable Rate” in the Glossary on Schedule III to the Original Credit Agreement is hereby deleted and replaced with “4.0%”.

(xx)         Schedule 5.06 of the Original Credit Agreement is amended to add the additional disclosures set forth on Exhibit 3B hereto.

(yy)        Schedule 5.24 is hereby added to the Original Credit Agreement, in the form and including the information set forth on Exhibit 3C attached hereto.

(zz)         Schedules 7.01 and 7.03 of the Original Credit Agreement are hereby amended to reflect the addition of the information relating to KKR CLO 2009-1 set forth on Exhibits 3C and 3D attached hereto, respectively.

(aaa)       Schedule 10.02 of the Original Credit Agreement is deleted in its entirety and replaced by a new Schedule 10.02 in the form and including the information set forth on Exhibit 3E attached hereto.

(bbb)      Exhibit A (form of Loan Notice), Exhibit C (form of Promissory Note), Exhibit D (form of Borrowing Base Report), Exhibit E (form of Compliance Certificate), and Exhibit F (form of Assignment and Assumption) to the Original Credit Agreement shall be amended to add the name of KKR CLO 2009-1 as party thereto in the capacity of Borrower wherever the names of the other Borrowers appear.

(ccc)       Exhibit E to the Original Credit Agreement (the form of Compliance Certificate) shall be further amended by deleting the Dollar amount appearing opposite the term “Minimum Required Consolidated Tangible Net Worth” in Line I.B of Schedule 2 thereof and to substitute therefor the Dollar  amount “$700,000,000”.

(ddd)      Annex I to Exhibit F to the Original Credit Agreement is amended to add the words “and a Qualified Institutional Buyer” following the words “Qualified Purchaser”.

(eee)       The Security Agreement is amended by adding the words “KKR Financial CLO 2009-1, Ltd.,” to the introductory paragraph of the Security Agreement after the words “and together with” and before the words “KKR Financial, KKR TRS LTD.”

(fff)         Section 2.1 of the Security Agreement is amended to add the words “, all Amendment Effective Date Collateral and all Additional Financial Assets” at the end of clause (a) immediately before the semi-colon.

(ggg)      Section 2.3(a) of the Security Agreement is deleted in its entirety and replaced by the following:

“(a) As soon as reasonably practicable following the written request of any Company for the release of the Administrative Agent’s security interest in any portion of the Collateral, the Administrative Agent, on behalf of the Lenders, hereby agrees to provide for the release of such Collateral:

(i)            upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations);

(ii)           where the Credit Agreement is otherwise terminated in accordance with its terms;

(iii)          in the event of a sale or exchange of a Specified Financial Asset constituting Collateral as permitted under the Credit Agreement or under any other Loan Document; or

(iv)         in connection with any other action to be taken by such Company with respect to such Collateral to the extent not expressly prohibited under the Credit Agreement or any other Loan Document; provided that the Company shall have complied with the requirements of Section 9.10 of the Credit Agreement, if applicable;

provided that (A) the Administrative Agent shall have received from the Companies contemporaneously with such written request (1) an updated Borrowing Base Report reflecting the Borrowing Base both immediately before and immediately after giving effect to the release and (2) a certificate that no Default or Event of Default has occurred and is continuing or would exist or occur after giving effect to the release, (B) no Default or Event of Default has occurred and is continuing or would otherwise exist or occur after giving effect to the release, (C) no amounts are due and owing to the Administrative Agent under the Control Agreement, and (D) the Borrowing Base Deficiency is zero and will continue to be zero after giving effect to the release.”

(hhh)      Section 2.3(b) of the Security Agreement is hereby amended (i) by deleting the words “conditions set forth in Section 2.3(a)” and replacing them with the words “conditions set forth in the last proviso of Section 2.3(a)” and (ii) deleting the reference to “clauses (B) and (C)” and replacing it with a reference to “clauses (B), (C) and (D)”.

(iii)          Section 5.2 of the Security Agreement is deleted and the following substituted therefor:

“5.2        Pledged Accounts.  The Companies shall promptly notify the Administrative Agent in writing of any operating deposit account and/or operating securities account referred to in Section 2.1(d) that is opened by or on behalf of any Company or a Subsidiary thereof after the date of the Original Credit Agreement.  For each such operating account that any Company or any Subsidiary thereof currently maintains (excluding any such Securities Account that will be closed within 30 days of the Amendment Effective Date, provided that all funds deposited therein are transferred to a Pledged Account within one Business Day of such deposit), or at any time hereafter opens and maintains, such Company shall under an agreement in form and substance satisfactory to the Administrative Agent (acting reasonably) cause (or cause such Subsidiary to cause) the depositary bank to agree to comply, without further consent of the Company (or such Subsidiary), at any time with instructions from the Administrative Agent to such depositary bank directing the disposition of funds from time to time credited to such account.”

(jjj)          The second sentence of Section 18 of the Security Agreement is amended by deleting such sentence in its entirety and replacing it with the following:

“After deducting all of said expenses, the residue of any proceeds of collection or sale or other disposition of Collateral shall, to the extent actually received in cash, be applied to the payment of the Obligations in such order or preference as is provided in the Credit Agreement, reasonable allowance and provision being made for any Obligations not then due, and any excess remaining thereafter shall be distributed to the Pledged Accounts in accordance with Section 10.20 of the Credit Agreement.”

(kkk)       Section 24 of the Security Agreement is amended to delete the words “Each of KKR TRS Ltd. and KKR Holdings Ltd.” and to substitute therefor the words “Each Non-U.S. Borrower”.

(lll)          Exhibit A of the Security Agreement is deleted in its entirety and replaced by a new Exhibit A in the form set forth on Exhibit 4 attached hereto.

Section 4                                           Addition of KKR CLO 2009-1 as Borrower.  On the Effective Date, KKR CLO 2009-1 shall become a party to the Credit Agreement, the Security Agreement, the Collateral Agreement and the Fee Letter, as a Borrower, a Company, a Pledgor and an addressee, respectively, thereunder and shall have the rights and obligations of a “Borrower” under the Credit Agreement, of a “Company” under the Security Agreement, of a “Pledgor” under the Collateral Agreement, and of an addressee under the Fee Letter.  As of the Effective Date, (i) the Collateral Agreement is deemed amended by adding the words “KKR Financial CLO 2009-1, Ltd.,” to the introductory paragraph of the Collateral Agreement after the words “and together with” and before the words “KKR Financial, KKR TRS LTD” and (ii) the Fee Letter is deemed amended by adding “KKR Financial CLO 2009-1, Ltd.” as an addressee following the words “KKR Financial Holdings, Ltd.”  In connection therewith, KKR CLO 2009-1 confirms and agrees that it has granted, and it hereby does grant, to the Administrative Agent, for the benefit of the Lenders and the Administrative Agent, to secure the payment and performance in full of all of the Obligations, a security interest in, and pledges and assigns to the Administrative Agent for the benefit of the Lenders and the Administrative Agent, all of its right, title and interest in, to and under the Collateral, whether now existing or hereafter acquired, arising or created, and any and all proceeds thereof.  In addition, the Collateral Agent hereby acknowledges that, with respect to  any Collateral delivered by or on behalf of KKR CLO 2009-1 from and after the Effective Date, upon obtaining possession or control thereof, it shall hold such Collateral as the representative of any applicable second lien secured parties solely for purposes of Lien perfection (as their interests may appear in any related Subordination and Standstill Agreement); provided that the Collateral Agent shall not have any duty or liability to protect or preserve any rights of such second lien secured parties pertaining to any of such Collateral.

Section 5                                             Conditions to Amendment No. 1.  In connection with their execution and delivery of this Amendment No. 1, the KKR Entities shall, on or prior to the Effective Date:

(a)           pay to each Lender, by wire transfer of immediately available funds on the Effective Date to an account designated by such Lender, any fees required to be paid under the Fee Letter dated the date hereof or any other Loan Document;

(b)           comply with the provisions of Section 6.13 of the Credit Agreement with respect to the Amendment Effective Date Collateral;

(c)           deliver to the Administrative Agent and the Lenders:

(i)            such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Borrower as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Amendment No. 1;

(ii)           such documents and certifications as the Administrative Agent may reasonably require to evidence that each Borrower is duly organized or formed, and that each of the Borrowers is validly existing, in good standing and qualified to engage in business in each jurisdiction where such Borrowers’ ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(iii)          a favorable written opinion (addressed to the Administrative Agent and the Initial Lenders and dated the Amendment Effective Date) of each of (A) the in-house general counsel for the Borrowers, (B) Sidley Austin LLP, counsel for the Borrowers, and (C) Maples and Calder, counsel for the Borrowers that are Cayman Islands companies, with respect to matters of Cayman Islands law, respectively, and in each case, covering such matters relating to the Borrowers, this Amendment No. 1, the Credit Agreement, the other Loan Documents or the transactions contemplated hereby or thereby as the Administrative Agent shall reasonably request (and the Borrowers hereby request such counsel to deliver such opinions);

(iv)          a certificate signed by a Responsible Officer of each Borrower, in a form satisfactory to the Administrative Agent, either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Borrower and the validity against such Borrower of this Amendment No. 1 and of the Original Credit Agreement, as amended by this Amendment No. 1, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(v)           a certificate signed by a Responsible Officer of each Borrower, in a form satisfactory to the Administrative Agent, certifying, together with evidence, in form and substance reasonably satisfactory to the Administrative Agent, that the Security Documents continue to be effective to create in favor of the Administrative Agent a legal, valid and enforceable first Lien and security interest in or on each item of Collateral (including, without limitation, all Specified Financial Assets identified on Schedule I hereto) in existence and owned or controlled by the Borrowers as of the date hereof and that all filings, recordings, deliveries of instruments and other actions necessary or desirable in the opinion of the Administrative Agent to protect and preserve such security interests shall have been duly effected;

(vi)          the results of Uniform Commercial Code searches (and the equivalent thereof in all applicable foreign jurisdictions) with respect to the Collateral, indicating no Liens on the Collateral other than Liens permitted by Section 7.01(a) of the Credit Agreement, and otherwise in form and substance reasonably satisfactory to the Administrative Agent on behalf of the Initial Lenders; and

(vii)         such other assurances, certificates, documents, consents or opinions as the Administrative Agent or the Required Lenders reasonably may require.

Section 6                                             Representations and Warranties.  The KKR Entities hereby represent and warrant that:

(a)           No Default or Event of Default currently exists under the Original Credit Agreement.

(b)           All representations and warranties contained in the Credit Agreement and the Security Agreement are true and correct as of the date hereof and as if made on the date hereof (except that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct as of such earlier date, and except that, for purposes of this Section 6(b), the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01 of the Credit Agreement).

(c)           Each Borrower (i) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (ii) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (A) own or lease its assets and carry on its business and (B) execute, deliver and perform its obligations under this Amendment No. 1 and the Original

Credit Agreement, as amended by this Amendment No. 1, and (iii) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (c)(ii)(A) or (c)(iii), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(d)           The execution, delivery and performance by each Borrower of this Amendment No. 1 and the Original Credit Agreement, as amended by this Amendment No. 1, have been duly authorized by all necessary corporate or other organizational action, and do not and will not: (i) contravene the terms of any of such Person’s Organization Documents; (ii) conflict with or result in any breach or contravention of, or require any payment to be made under (A) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (B) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; (iii) violate any Law; except, in each case referred to in clause (d)(ii) or (d)(iii), to the extent such conflict, breach, contravention, payment or violation would not reasonably be expected to have a Material Adverse Effect; or (iv) result in the creation or imposition of any Lien on any asset of any of the Borrowers or any of their Subsidiaries other than the Liens created pursuant to the Loan Documents.

(e)           No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Borrower of this Amendment No. 1 or the Original Credit Agreement, as amended by this Amendment No. 1, except (i) for the filing of Uniform Commercial Code financing statements and (ii) such approvals, consents, exemptions, authorizations or other actions, notices or filings as have been obtained or made and are in full force and effect or where the failure to obtain or make such approvals, consents, exemptions, authorizations or other actions, notices or filings would not have a Material Adverse Effect.

(f)            This Amendment No. 1 has been duly executed and delivered by each Borrower.  This Amendment No. 1, and the Original Credit Agreement, as amended by this Amendment No. 1, each constitutes a legal, valid and binding obligation of each Borrower that is party thereto, enforceable against each such Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(g)           Except as disclosed in Schedule 5.06 of the Credit Agreement, no action, suit, investigation or proceeding is pending or threatened in any court or before any arbitrator or governmental instrumentality that purports to affect any Borrower or any Subsidiary thereof or any transaction contemplated by the Loan Documents, if such action, suit, investigation or proceeding could have a Material Adverse Effect.(1)

(h)           Immediately prior to and following the transactions contemplated herein, each of the Borrowers shall be Solvent.

(1) KKR to confirm that no further disclosures are required regarding litigation.

Section 7               Counterparts.   This Amendment No. 1 may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Amendment No. 1 by signing any such counterpart.

Section 8               Relation to the Credit Agreement.  Upon its becoming effective in accordance with Section 2 hereof, this Amendment No. 1 shall constitute an integral part of the Credit Agreement.

Section 9               Continued Effectiveness.  From and after the Effective Date, each reference in the Original Credit Agreement to “this Agreement”, or any like expression referring to the Original Credit Agreement, shall be deemed to refer to the Original Credit Agreement as amended by this Amendment No. 1.   The Original Credit Agreement, other than as amended hereby, shall remain unchanged and in full force and effect.   Each of the parties hereto, by its execution and delivery of this Amendment No. 1, confirms that all of its obligations under the Original Credit Agreement, as amended hereby, remain unchanged and in full force and effect.  Each of the parties hereto agrees to execute and deliver all such further agreements or documents, if any, as shall be necessary to give effect to the provisions of this Amendment No. 1.

Section 10             Waivers.  The Lenders and the Administrative Agent hereby waive any Default or Event of Default that may have occurred solely by reason of the failure of the Borrower to deliver a Control Agreement under Section 6.12(b)(iv) of, and within the timeframes required under Section 6.12(c) of, the Original Credit Agreement with respect to the Pledged Account referenced on Schedule II to the Original Credit Agreement maintained at JPMorgan Chase Bank, N.A. This Amendment No. 1 is limited solely to the matters expressly set forth herein and is specific in time and in intent and, except as provided herein, does not constitute, nor should it be construed as, a waiver or amendment of any other term or condition, right, power or privilege under the Original Credit Agreement or under any agreement, contract, indenture, document or instrument mentioned therein; nor does it preclude or prejudice any rights of the parties thereunder, or any exercise thereof or the exercise of any other right, power or privilege, nor shall it (except as contemplated hereby) require any of the parties hereto to agree to an amendment, waiver or consent for a similar transaction or on a future occasion, nor shall any future waiver of any right, power, privilege or default hereunder, or under any agreement, contract, indenture, document or instrument mentioned in the Original Credit Agreement, constitute a waiver of any other right, power, privilege or default of the same or of any other term or provision.

Section 11             Survival of Representations and Warranties.  All representations and warranties made hereunder or under any document delivered pursuant hereto or in connection herewith shall survive the execution and delivery hereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf, and shall continue in full force and effect as long as any Loan or any other Obligation under the Credit Agreement shall remain unpaid or unsatisfied or any Lender shall have a Commitment under the Credit Agreement.

Section 12             Further Miscellaneous Provisions.  Unless stated otherwise herein, (a)  headings and captions shall not be construed in interpreting provisions of this Amendment No. 1, and (b) if any part of this Amendment No. 1 is for any reason found to be unenforceable, all other portions of it shall nevertheless remain enforceable.  Section 10.14 of the Original Credit Agreement is incorporated herein by reference and made a part hereof as if set forth herein in full, except that references to “this Agreement” or to “this Agreement or any other Loan Document” set forth in such sections as incorporated herein shall be deemed to mean “this Amendment No. 1.”

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to the Original Credit Agreement to be duly executed as of the date first above written.

KKR FINANCIAL HOLDINGS LLC

By:	/s/ Jeffrey B. Van Horn
Name: Jeffrey B. Van Horn
Title: Authorized Signatory

KKR FINANCIAL HOLDINGS II, LLC

By:	/s/ Jeffrey B. Van Horn
Name: Jeffrey B. Van Horn
Title: Authorized Signatory

KKR FINANCIAL HOLDINGS III, LLC

By:	/s/ Jeffrey B. Van Horn
Name: Jeffrey B. Van Horn
Title: Authorized Signatory

KKR FINANCIAL HOLDINGS, INC.

By:	/s/ Jeffrey B. Van Horn
Name: Jeffrey B. Van Horn
Title: Authorized Signatory

KKR FINANCIAL HOLDINGS, LTD.

By:	/s/ Jeffrey B. Van Horn
Name: Jeffrey B. Van Horn
Title: Authorized Signatory

KKR TRS HOLDINGS, LTD.

By:	/s/ Jeffrey B. Van Horn
Name: Jeffrey B. Van Horn
Title: Authorized Signatory

KKR FINANCIAL CLO 2009-1, LTD.

By:	/s/ Jeffrey B. Van Horn
Name: Jeffrey B. Van Horn
Title: Authorized Signatory

1

BANK OF AMERICA, N.A.,
as Administrative Agent and as a Lender

By:	/s/ Laura Werner
	Name:	Laura Werner
	Title:	Vice President

2

CITICORP NORTH AMERICA, INC.,
as a Lender

By:	/s/ Maureen R. Mauroney
	Name:	Maureen R. Mauroney
	Title:	Vice President

3

Acknowledged and Agreed solely with respect to Section 4 of Amendment No. 1:

THE BANK OF NEW YORK MELLON, as Collateral Agent

By:	/s/ Joseph Ciacciarelli
	Name:	Joseph Ciacciarelli
	Title:	Managing Director

4